                                                                 EXHIBIT 10(p.1)

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                  AMENDMENT TO PURCHASE AND SUPPLY AGREEMENT

This Amendment to Purchase and Supply Agreement (the "Amendment"), effective as of February 15, 2001, is made by and between DUSA Pharmaceuticals, Inc., a New Jersey corporation, having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 ("DUSA") and North Safety Products, Inc., a Delaware corporation and unit of Norcross Safety Products L.L.C., having offices at 2000 Plainfield Pike, Cranston, Rhode Island 02921 ("NSP").

Whereas, DUSA and NSP are parties to a Purchase and Supply Agreement effective as of September 13, 1999 (the "Agreement");

Whereas, DUSA confirms that it will not order at least [c.i.] Kerastick(R) units for delivery during the period from the first anniversary to the second anniversary of this Agreement, and that as a result the parties intend to negotiate a new agreement prior to the second anniversary of the Agreement, i.e., September 13, 2001; and

Whereas, the parties wish to amend the Agreement upon the terms and conditions set forth in this Amendment for good and valuable consideration which is hereby acknowledged;

Now, Therefore, in consideration of the covenants, conditions, and undertakings hereinafter set forth, the parties mutually agree as follows:

1.  The recitals above are incorporated into this Agreement.

2.  Amend Article II Supply by adding the following:

         2.4.3  Under-Utilization Fee.

                  (a) The parties recognize that orders for DUSA's Kerastick(R) have not been at unit levels as originally anticipated by the parties. DUSA agrees, therefore, to compensate NSP in the form of an under-utilization fee, for direct labor and overhead costs directly related to the manufacture of the Kerastick(R). The parties agree that NSP has substantiated such direct labor and overhead costs to DUSA's satisfaction supporting the [c.i.] maximum monthly charge described below. On a quarterly basis commencing September 30, 2001, NSP shall submit to DUSA documentation in the same form previously submitted demonstrating the then current direct labor costs related to manufacture of the Kerastick(R). Any changes in direct labor costs as compared to those utilized in calculation of the then applicable current maximum monthly under-utilization charge shall result in a change for the subsequent quarter to the then applicable maximum monthly charge, calculated utilizing the same methodology utilized in calculating the [c.i.] maximum charge. No further information shall be required and no changes shall be made with regard to overhead related to the manufacture of the Kerastick(R). For the period November 1, 2000 to December 31, 2000, the parties have agreed and DUSA has paid an under-utilization fee of Eighty Five Thousand Fifty-Three Dollars ($85,053.00).

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.


                  (b) If, based upon firm orders placed by DUSA under Section
         2.4.1 above, during the calendar year 2001, NSP manufactures less than [c.i.] units of Kerastick(R), or equivalent labor associated with DUSA activities performed by NSP (e.g., DUSA requested rework of units or clinical supplies) on a per month basis, (or [c.i.] units for the year) then DUSA shall pay to NSP an under-utilization fee up to [c.i.] per month (subject to change as specified in paragraph (a) above), payable on a monthly basis within thirty (30) days of the date of an invoice from NSP. Actual monthly under-utilization fees shall be calculated on a [c.i.] by comparing the number of units manufactured per month to [c.i.] to determine the percentage of utilization. The percentage of under-utilization shall equal [c.i.] minus the percentage of utilization. The percentage of under-utilization shall be multiplied by [c.i.] (as it may have been adjusted pursuant to paragraph (a) above) minus any equivalent activities costs to determine if any amount is due to NSP. For example, if [c.i.] units are manufactured, and billed equivalent labor charges for other activities are [c.i.] in a month, the under-utilization fee is [c.i.] (i.e., [c.i.] = [c.i.] utilization, or [c.i.] under-utilization; [c.i.] x [c.i.] = [c.i.] minus [c.i.] = [c.i.]. Monthly payments shall be reconciled on a quarterly basis as provided in subparagraph 2.4.3 (d) below.

                  (c) If the total number of units of Kerastick(R) manufactured by NSP during calendar year 2001 equals or exceeds [c.i.] (including any units rightfully rejected by DUSA), then all under-utilization fee payments made to NSP by DUSA under this Section 2.4.3 shall be paid to DUSA within fifteen (15) days of the purchase order from DUSA which causes manufacturing of units to equal or exceed [c.i.]; provided that if DUSA's orders during the 2001 exceed North's capacity for production of Kerastick units during a normal shift, then North shall be entitled to reduce any payment due to DUSA under this section by the amount of any applicable overtime labor costs incurred to North to meet DUSA's supply requirements.

                  (d) The parties shall reconcile the number of units manufactured and shall adjust the total of any monthly payments made under this Section 2.4.3, to reflect the total number of units ordered during each calendar quarter, or portion thereof, commencing with the quarter ended March 31, 2001, and continuing for the quarters ending June 30, September 30 and December 31, 2001, if the parties have not entered a new agreement as anticipated in Section 10.1 below). By way of example, if total units manufactured for a calendar quarter is [c.i.], then the under-utilization fee for the quarter shall be [c.i.], i.e., [c.i.] = [c.i.] utilization, so [c.i.] x 3 = [c.i.] x [c.i.] under-utilization and [c.i.] would be due to NSP for the quarter. Similarly, for the calendar year ending 2001, if total units manufactured is [c.i.] Kerastick(R), then the total amount due to NSP is [c.i.], i.e., [c.i.] = [c.i.] utilization, so [c.i.] x 12 = [c.i.] x [c.i.] under-utilization, or [c.i.] is due to NSP for the year, entitling DUSA to a payment of [c.i.] from the earlier quarter; provided that there is no reduction for overtime due to North under subsection (c) above.

                  (e) With any invoice from NSP for under-utilization fees, NSP shall provide a report that indicates the number of units manufactured and/or the equivalent activities referenced in subsection (b) above, during the month, together with the lot and/or batch

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.


         information. DUSA shall provide a report to NSP no later than thirty
         (30) days following the end of each calendar quarter (assuming that DUSA has received invoices from NSP) indicating the quarterly and/or annual reconciliation calculation. The parties shall make any adjustments due to either party based upon the reconciliation within fifteen (15) days of the date of the report.

                  (f) If DUSA orders [c.i.] Kerastick(R) or more in any particular quarter, NSP agrees to manufacture such amount under the delivery terms provided in the Agreement, regardless of whether a lesser amount was ordered or forecast by DUSA in the prior quarter, subject however, to the proviso that NSP's normal shift capacity is [c.i.] units per month and that overtime capacity is also limited.

                  (g) So long as DUSA pays the under-utilization fees according to the terms provided in this Section 2.4.3, DUSA shall be relieved of its obligations under Section 2.4.1 to order certain percentages of forecasted amounts and there shall be no breach of the Agreement for failure to do so.

3. Further Amend Article II by adding a new sentence to Section 2.3 (Price) to read as follows:

                  "North shall, in addition, be entitled to charge DUSA for any applicable overtime charges resulting from purchase orders in excess of North normal shift capacity."

4. Further Amend Article II by amending Sections 2.8 and 2.8.1 to read as follows:

                           Section 2.8 Invoicing; Payment. NSP shall submit an invoice to DUSA (and title shall pass to DUSA) upon completion of the manufacture of the Product including all quality control procedures and inspections by NSP to verify that the Products conform fully with the Specifications, but prior to completion of designated third party inspection, release and acceptance testing that DUSA has requested pursuant to Section 3.3 in order for DUSA to comply with its own commitments. All invoices shall be sent to 25 Upton Drive, Wilmington, Massachusetts 01887, and each such invoice shall state the aggregate and unit price for Products in a given completed manufacturing batch, [c.i.] to the purchase or shipment initially [c.i.] hereunder. All payments hereunder shall be made in U.S. Dollars, by direct bank transfer to an account designated in NSP's invoice. NSP may ship any invoiced Product for which DUSA has [c.i.] within [c.i.] after completion of manufacture. NSP may [c.i.] if any undisputed invoices at the time of the scheduled shipment are more than [c.i.] beyond the due date thereof. Risk of loss relating to Products shall be borne by NSP until [c.i.] of the Products to [c.i.].

                  2.8.1 Provisional Payment. The Provisional Price due to NSP under this Section 2.8 shall be due and payable within [c.i.] from the DUSA's receipt of an invoice. The Provisional Price shall be based on the forecasted quantities for a particular calendar year.

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

5. Amend Article X Term and Termination by amending Section 10.1 and Section
   10.2.2 as follows:

         Section 10.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until December 31, 2002, unless terminated earlier upon written agreement of the parties (as a result of negotiating a new agreement by September 13, 2001 or otherwise) or unless extended by written agreement of the parties.

         Section 10.2.2  [intentionally deleted]

Except as specifically provided in this Amendment, all of the provisions of the Agreement are and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment to Purchase and Supply Agreement effective as of the date stated above.

DUSA Pharmaceuticals, Inc.                          North Safety Products, Inc.



By: /s/ D. Geoffrey Shulman                         By: /s/ R. A. Peterson
    -----------------------                             ------------------------

Date:    5/25/01                                   Date:    5/24/01
      ---------------------                              ----------------------


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